MID-ATLANTIC COMMUNITY BANKGROUP, INC.
Exhibit (11)--Statement re: computation of per share earnings


                                                3 Months Ended March 31,
                                                1997                 1996
                                                ----                 ----

PRIMARY

       Average shares outstanding                944,333            944,333
       Net effect of dilutive stock
         options--based on the treasury
         stock method using average
         market price                             32,978             28,731
                                            ------------       ------------

       TOTAL                                     977,311            973,064
                                            ============       ============


       Net Income                           $    415,334       $    344,958
                                            ============       ============


       Per Share Amount                     $       0.42       $       0.35
                                            ============       ============


FULLY DILUTED

       Average shares outstanding                944,333            944,333
       Net effect of dilutive stock
         options--based on the treasury
         stock method using the year
         end market price, if higher
         than average market price                35,158             31,576
                                            ------------       ------------

       TOTAL                                     979,491            975,909
                                            ============       ============


       Net Income                           $    415,334       $    344,958
                                            ============       ============


       Per Share Amount                     $       0.42       $       0.35
                                            ============       ============